     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 12, 1999


                                                      REGISTRATION NO. 333-72409

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          RHYTHMS NETCONNECTIONS INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          4813                  33-0747515
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                           6933 SOUTH REVERE PARKWAY
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                CATHERINE HAPKA
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          RHYTHMS NETCONNECTIONS INC.
                           6933 SOUTH REVERE PARKWAY
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                           --------------------------

                                   COPIES TO:

       JOHN A. DENNISTON, ESQ.                    MALCOLM I. ROSS, ESQ.
       MARTIN C. NICHOLS, ESQ.                   MICHAEL S. NOVINS, ESQ.
   BROBECK, PHLEGER & HARRISON LLP                   BAKER & MCKENZIE
   550 WEST "C" STREET, SUITE 1200                   805 THIRD AVENUE
     SAN DIEGO, CALIFORNIA 92101                 NEW YORK, NEW YORK 10022
            (619) 234-1966                            (212) 751-5700

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                     PROPOSED MAXIMUM
                              TITLE OF EACH CLASS OF                                    AGGREGATE           AMOUNT OF
                           SECURITIES TO BE REGISTERED                              OFFERING PRICE(1)    REGISTRATION FEE
Common stock (including the associated Rights to purchase
  Series 1 Junior Participating Stock)(2).........................................     $165,000,000          $45,870


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.


(2) The Rights to purchase shares of our Series 1 Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered. Value attributed to such Rights, if any, is reflected in the market price of our common stock.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the registration fee and the NASD fee.



Registration fee................................................  $  45,870
Nasdaq National Market fee......................................     70,000
NASD fee........................................................     17,000
Blue Sky fees and expenses......................................      5,000
Printing and engraving expenses.................................    350,000
Legal fees and expenses.........................................    500,000
Accounting fees and expenses....................................    200,000
Transfer Agent and Registrar fees...............................     10,000
Miscellaneous expenses..........................................     52,130
                                                                  ---------
    Total.......................................................  $1,250,000
                                                                  ---------
                                                                  ---------


ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section 1 of the Registrant's Restated Bylaws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of the Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    The Registrant has purchased directors' and officers' liability insurance. The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

    The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, and each officer of the Registrant who signs this registration statement, with respect to information furnished in writing by or on behalf of the underwriters for use in the registration statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since its incorporation in February 1997, the Registrant has issued and sold unregistered securities as follows:

        (1) An aggregate of 1,801,470 shares of common stock was issued in private placements in February through June 1997 to Enterprise Partners in connection with the Registrant's initial funding. The consideration received for such shares was $901.

        (2) An aggregate of 6,140,000 shares of Series A preferred stock (which are currently convertible into 12,280,000 shares of common stock) was issued in a private placement in July 1997 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and certain other purchasers pursuant to a Series A preferred stock Purchase Agreement. The consideration received for such shares was $6,138,500.

        (3) An aggregate of 6,350,000 shares of Series A preferred stock (which are currently convertible into 12,700,000 shares of common stock) was issued in a private placement in December 1997 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and certain other purchasers pursuant to a Series A preferred stock Purchase Agreement and a Subsequent Closing Purchase Agreement. The consideration received for such shares was $6,350,000.

        (4) An aggregate of 365,094 shares of Series A preferred stock (which are currently convertible into 730,188 shares of common stock) was issued in a private placement in February 1998 to Catherine Hapka in connection with the Series A preferred stock Purchase Agreement, the Subsequent Closing Purchase Agreement and an employment agreement between the Company and Ms. Hapka. The consideration received for such shares was $292,075.

        (5) An aggregate of 4,044,943 shares of Series B preferred stock (which are currently convertible into 8,089,866 shares of common stock) was issued in a private placement in March 1998 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the

    Sprout Group and Enron Communications Group, Inc. The consideration received for such shares was $18,000,000.

        (6) In May 1998 the Registrant issued 290,000 units consisting of
    13 1/2% senior discount notes due 2008 and warrants to purchase an aggregate of 3,944,000 shares of common stock with exercise prices of $0.005 per share to Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchasers, for resale to qualified institutional buyers. Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation received commissions of $5,262,920 for acting as initial purchasers in connection with this transaction.

        (7) In May 1998 the Registrant issued to Sun Financial Group, Inc., now GATX Capital Corporation, a warrant to purchase 478,650 shares of common stock with an exercise price of $2.225 per share in connection with an equipment lease financing.


        (8) In March 1999 the Registrant issued to MCI WorldCom Venture Fund, Inc. 3,731,410 shares of Series C preferred stock and a warrant to purchase 600,000 shares of common stock for an aggregate purchase price of $30.0 million.



        (9) From August 1997 through January 31, 1999, the Registrant granted stock options to purchase an aggregate of 8,507,393 shares of common stock to employees and consultants with aggregate exercise prices ranging from $0.05 to $4.00 per share pursuant to the Registrant's stock option plan. As of January 31, 1999, 4,962,238 shares of common stock have been issued upon exercise of options.


    No underwriters were used in connection with these sales and issuances except for the issuance of the senior discount notes and related warrants in (6) above. The sales and issuances of these securities except for those in (6) above were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to
Section 4(2) thereof on the basis that the transactions did not involve a public offering. The sales and issuance in (6) above were exempt from registration under the Securities Act pursuant to Section 4(2) and, in connection with the resale by the initial purchasers of the securities described in (6) above, Rule 144A thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.


  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   1.1+      Form of Purchase Agreement.

   3.1**     Restated Certificate of Incorporation of the Registrant, as amended.

   3.2+      Form of Restated Certificate of Incorporation of the Registrant to become effective immediately prior to the Offering.

   3.3**     Bylaws of the Registrant, as amended.

   3.4+      Form of Restated Bylaws of the Registrant to be effective upon completion of the Offering.

   4.1+      Form of Certificate of common stock.

   4.2*      Indenture, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust
             Company of California, N.A., as trustee, including form of the Registrant's 13 1/2% Senior Discount
             Notes due 2008, Series A and form of the Registrant's 13 1/2% Senior Discount Notes due 2008, Series
             B.

   4.3*      Warrant Agreement, dated as of May 5, 1998, by and between the Registrant and State Street Bank and
             Trust Company of California, N.A.

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
   4.4*      Warrant Registration Rights Agreement, dated as of May 5, 1998, by and among the Registrant and
             Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Donaldson, Lufkin &
             Jenrette Securities Corporation.

   4.5**     Warrant to Purchase Shares of Common Stock, dated May 19, 1998, by and between the Registrant and Sun
             Financial Group, Inc.

   4.6**     Common Stock Purchase Warrant, dated March 3, 1999, by and between the Registrant and MCI WorldCom
             Venture Fund, Inc.

   5.1+      Opinion of Brobeck, Phleger & Harrison LLP with respect to the common stock being registered.

   9.1*      Voting Trust Agreement, dated as of May 5, 1998, by and among Sprout Capital VII, L.P., Donaldson
             Lufkin & Jenrette Securities Corporation, and First Union Trust Company, National Association, as
             trustee.

   9.2*      Voting Trust Agreement, dated as of March 12, 1998, by and between Enron Communications Group, Inc.
             and the Registrant, as trustee.

   9.3*      Amended and Restated Voting Agreement, dated March 12, 1998, by and among the Registrant and the parties listed on the Schedule of Investors attached thereto as Schedule A, as amended.

   9.4**     Voting Trust Agreement, dated March 3, 1999, by and between MCI WorldCom Venture Fund, Inc. and the
             Registrant, as trustee.

  10.1*      Series A Preferred Stock Purchase Agreement, dated July 3, 1997, by and among the Registrant and the
             Investors listed on Schedule A thereto.

  10.2*      Subsequent Closing Purchase Agreement, dated December 23, 1997, by and among the Registrant and the
             Investors listed on Schedule A thereto.

  10.3*      Series B Preferred Stock Purchase Agreement, dated March 12, 1998, by and among the Registrant and the Investors listed on Schedule A thereto.

  10.4++     Enterprise Services Solution Agreement between Cisco Systems, Inc. and the Registrant, dated December
             3, 1998

  10.5**     Series C Preferred Stock Purchase Agreement, dated March 3, 1999, by and among the Registrant and MCI
             WorldCom Venture Fund, Inc.

  10.6**     Amended and Restated Investors' Rights Agreement, dated March 3, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

  10.7++     Agreement, dated March 3, 1999, by and between the Registrant and MCI WorldCom, Inc.

  10.8*      Master Lease Agreement No. 1642 and Addendum thereto, each dated November 19, 1997, and Second
             Addendum thereto, dated as of May 19, 1998, between the Registrant and Sun Financial Group, Inc.

  10.9       Business Lease (Single Tenant) between the Registrant and BR Venture, LLC dated September 1998.

  10.10*     Employment Agreement between the Registrant and Catherine M. Hapka, dated June 10, 1997.

  10.11*     Employment Agreement between the Registrant and Jeffrey Blumenfeld, dated August 10, 1997.

  10.12*     Employment Agreement between the Registrant and James A. Greenberg, dated July 14, 1997.

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  10.13*     Employment Agreement between the Registrant and Rand A. Kennedy, dated August 22, 1997.

  10.14*     1997 Stock Option/Stock Issuance Plan.

  10.15+     1999 Stock Incentive Plan.

  10.16+     1999 Stock Incentive Plan Form of Notice of Grant.

  10.17+     1999 Stock Incentive Plan Form of Stock Option Agreement.

  10.18+     1999 Stock Incentive Plan Form of Stock Issuance Agreement.

  10.19+     1999 Employee Stock Purchase Plan.

  10.20*     Form of Indemnification Agreement between the Registrant and each of its directors.

  10.21*     Form of Indemnification Agreement between the Registrant and each of its officers.

  10.22*     QuickStart Loan and Security Agreement, dated October 29, 1997, between the Registrant and Silicon
             Valley Bank.

  21.1*      Subsidiaries of the Registrant.

  23.1+      Consent of Brobeck, Phleger & Harrison LLP (filed with Exhibit 5.1)

  23.2**     Consent of PricewaterhouseCoopers LLP.

  24.1**     Powers of Attorney.

  27.1**     Financial Data Schedule.


------------------------

* Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-59393) and incorporated herein by reference.


**  Previously filed.



+   To be filed by amendment.



++ Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.


    (b) Financial Statement Schedules included separately in the registration statement.

    All other schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 12th day of March 1999.


                                RHYTHMS NETCONNECTIONS INC.

                                By:            /s/ SCOTT C. CHANDLER
                                     -----------------------------------------
                                                 Scott C. Chandler
                                              CHIEF FINANCIAL OFFICER


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  President, Chief Executive    March 12, 1999
      Catherine M. Hapka          Officer and Director

    /s/ SCOTT C. CHANDLER
------------------------------  Chief Financial Officer       March 12, 1999
      Scott C. Chandler

              *
------------------------------  Director                      March 12, 1999
       Kevin R. Compton

              *
------------------------------  Director                      March 12, 1999
       Keith B. Geeslin

              *
------------------------------  Director                      March 12, 1999
       Ken L. Harrison

       /s/ SUSAN MAYER
------------------------------  Director                      March 12, 1999
         Susan Mayer

              *
------------------------------  Director                      March 12, 1999
     William R. Stensrud

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                      March 12, 1999
       John L. Walecka

     /s/ EDWARD J. ZANDER
------------------------------  Director                      March 12, 1999
       Edward J. Zander



*By:    /s/ SCOTT C. CHANDLER
      -------------------------
          Scott C. Chandler
          ATTORNEY IN FACT